SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549

                           FORM N-8A

                  NOTIFICATION OF REGISTRATION
                PURSUANT TO SECTION 8(a) OF THE
                 INVESTMENT COMPANY ACT OF 1940


          The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:


Name:                KALMAR POOLED INVESTMENT TRUST

Address of Principal Business Office
(No. & Street, City, State,   Zip Code):

      1300 MARKET STREET, SUITE 500, WILMINGTON, DE 19801

Telephone Number (including area code): (302)658-7575

Name and address of agent for service of process:

                      FORD B. DRAPER, JR.
      1300 MARKET STREET, SUITE 500, WILMINGTON, DE 19801

Copies to:
JOSEPH V. DEL RASO, ESQ., STRADLEY, RONON, STEVENS & YOUNG, LLP
   2600 ONE COMMERCE SQUARE, PHILADELPHIA, PA  19103-7098

Check appropriate Box:

          Registrant is filing a Registration Statement pursuant
to Section 8(b) of the Investment Company Act of 1940 concurrently
with the filing of Form N-8A:      YES  [X]  NO  [ ]

                           SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in Wilmington, Delaware on the 30th day of September, 1996.

                                   KALMAR POOLED INVESTMENT TRUST


Attest:  /s/ Lee B. Davis          By: /s/ Ford B. Draper, Jr.
         Lee B. Davis                  Ford B. Draper, Jr.
         Secretary                     Chairman, President and
                                       Treasurer

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